AGREEMENT
FOR STRATEGIC CONSULTING SERVICES

          WHEREAS This agreement, effective November 1, 2005 (Effective Date), is between Online Innovation, Inc. a Delaware corporation (the 'Company') with its head office in Richmond, BC and Fortune Capital Management (the 'Contractor'). The parties agree as follows:

1. Services. Contractor shall provide the Company with the following generally described strategic consulting services in a diligent and professional manner:

a. Strategic business development services as they relate to the potential change in the Company's business from Online Innovation to Moventis Capital;

b. Consulting with respect to various strategies and recommendations as they may relate to corporate finance and potential acquisition strategies for the Company;

c. Other strategic consulting services as required by the Company and at the request of the President and CEO.

2. Compensation. The Company shall compensate Contractor for the services provided herein as follows:

a. Consulting fee in the amount of $5,000 US per month, payable on the first day of each month during the term hereof;

b. Contractor shall submit an Invoice to the Company each month, not less than 3 business days prior to the beginning of each month.

4. Term of Agreement. This Agreement shall commence on November 1, 2005, subject to the following:

a. The term of this Agreement shall be for a period of 6 months (the 'Expiration Date').

b. The Company shall be entitled to terminate the term prior to the Expiration Date and to discharge Contractor for Cause effective on giving written notice, unless the breach is cured by Contractor within thirty days of receipt of the notice. The term Cause shall be limited to the following grounds:

i. The continued failure by the Contractor to substantially perform any of its material duties hereunder or to follow the reasonable and lawful orders of the President/CEO or Board of Directors of the Company;

ii. The Contractors misappropriation of material assets of the Company;

iii. Any Contractor employee using alcohol or illegal drugs which materially interferes with the performance of the Contractors obligations under this Agreement;

iv. The liquidation, dissolution, termination or insolvency of the Contractor;

v. The commission by Contractor of any willful or intentional act, which could reasonably be expected to injure the reputation, business or business relationships of the Company, provided, however, that no act or failure to act on the part of the Contractor shall be deemed to be willful or intentional if it was due primarily to an error of judgment or negligence, but shall be deemed willful or intentional if done, or omitted to be done, by Contractor not in good faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. Failure to meet performance standards or objectives of the Company by itself shall not constitute Cause for purposes of this Agreement.

b. Contractor shall be entitled to terminate this Agreement and the Term hereunder prior to the Expiration Date in the event that there has been Good Cause. Good Cause consists of the Company being in default of a material term of this Agreement, which default remains uncured for a period of 30 days after written notice of such default from the Contractor to the Company, and thereafter remains uncured as of the date of termination, such notice to specify the specific nature of the claimed default and the manner in which Contractor requires such default to be cured.

c. Upon the termination of this Agreement pursuant to section 4.a. or by virtue of a termination other than pursuant to a termination under section 4.b. above, IWI shall pay Contractor, (i) any earned but unpaid contract amounts due pursuant to section 3 herein, including (ii) any earned but unpaid cash or stock bonus, and (iii) any unpaid reimbursable expenses as of the Date of Termination. Any benefits due to Contractor in connection with the nonqualified stock option commitments set forth in section 3.d. shall be determined in accordance with the nonqualified stock option agreement signed by the parties at the time the options are issued.

6. Relationship of Parties. The services provided under this Agreement shall be performed by Contractor as an Independent Contractor. All persons employed by Contractor shall be deemed conclusively as employees of Contractor, and they shall be at all times under the direction and control of the Contractor. Neither Contractor nor any individuals employed by Contractor shall be considered employees of the Company.

7. Expenses. The Company shall reimburse Contractor for all previously pre-authorized expenses properly incurred by the Contractor on behalf of the Company in carrying out its duties and performing its functions under this Agreement. For all such expenses, Contractor shall furnish expense statements and all vouchers vouchers to the Company prior to reimbursement. Any expense statements that were not pre-approved by the Company or expense statements that are not accompanied by vouchers or stubs may be refused at the sole discretion of the Company. Contractor further agrees to abide by any expense policy's and procedures generally implemented by the Company. Contractor shall be solely responsible for payment of any value added taxes (VAT) on its services with any governmental authority or jurisdiction.

8. Compliance With Law. Contractor shall provide all services hereunder in accordance with applicable laws and Securities Regulations.

9. Compliance with Corporate Governance Standards and Policy's. Contractor shall be furnished with and agrees to abide by any Corporate Governance Policy's and Procedures adopted by the Company or its Board of Directors. Noncompliance of these standards and policy's may result in termination with Cause by the Company.

11. Indemnification.

a. Contractor shall indemnify, defend and hold harmless the Company from and against any and all claims and liabilities (including costs and attorneys fees) arising out of or in connection with any intentional misdeeds or negligent acts or omissions by Contractor or its employees in connection with the services rendered hereunder.

b. The Company shall indemnify, defend and hold harmless Contractor from and against any and all claims and liabilities (including costs and attorneys fees) arising out of or in connection with any intentional misdeeds or negligent acts or omissions by the Company or by the Company's employees which may lead to claims and liabilities against Contractor.

12. No Assignment. Neither party may assign in whole or in part this Agreement or the rights and duties hereunder without the consent of both parties. Notwithstanding the foregoing, a change of control, merger, share exchange, reorganization or sale of all of the assets of either party shall not be deemed to be an assignment for purposes hereof.

13. No Restrictions. Contractor shall have no obligation to work any particular hours or to have its employees on site at any given time. However, it is understood that this is Agreement requires a substantial time commitment by Contractor, and Contractors employees must be readily available and in regular communication with the Company and other designated employees of the Company.

14. Confidentiality. The Contractor hereby agrees and acknowledges that he has and has had access to or is aware of Confidential Information. The Contractor hereby agrees that he shall keep strictly confidential and will not prior to or after his Date of Termination, without the Company's express written consent, divulge, furnish or make accessible to any person or entity, or make use of for the benefit of himself or others, any Confidential Information obtained, possessed, or known by him except as required in the regular course of performing the duties and responsibilities for the Company while under contract with the Company, and that he will, prior to or upon his Date of Termination deliver or return to the Company all such Confidential Information that is in written or other physical or recorded form or which has been reduced to written or other physical or recorded form, and all copies thereof, in his possession, custody or control. The foregoing covenant shall not apply to (i) any Confidential Information that becomes generally known or available to the public other than as a result of a breach of the agreements of the Contractor contained herein, (ii) any disclosure of Confidential Information by the Contractor that is expressly required by judicial or administrative order; provided however that the Contractor shall have (x) notified the Company as promptly as possible of the existence, terms and circumstances of any notice, subpoena or other process or order issued by a court or administrative authority that may require him to disclose any Confidential Information, and (y) cooperated with the Company, at the Company's request, in taking legally available steps to resist or narrow such process or order and to obtain an order or other reliable assurance that confidential treatment will be given to such Confidential Information as is required to be disclosed.

15. Modification. This Agreement may not be orally canceled, changed, modified or amended and no cancellation, change, modification or amendment shall be effective or binding unless in writing unless signed by the parties to this Agreement.

16. Severability. In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the

ONLINE innovation

termination of the Contractors Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, without application of conflict of law provisions applicable herein. In the event of any litigation in connection with the terms and conditions of this Agreement, the parties hereby consent to jurisdiction and venue in the Supreme Court of British Columbia in the City of Vancouver.

19. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

20. Attorneys Fees. In the event of a dispute under this Agreement, the prevailing party in any litigation or arbitration shall be awarded reasonable attorneys fees as determined by the court or arbitrator, including any appeals.

21. Notice. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon person delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by facsimile transmission or prepaid overnight courier service, and in each case, addressed as follows:

If to the Contractor:

Fortune Capital Management
Attention: Stanley Ross
2215 Inglewood Ave.
Vancouver, British Columbia

If to the Company:

Online Innovation, Inc.
Attn: President
130 – 13151 Vanier Place
Richmond, British Columbia

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of November 2005.

The COMPANY (ONLINE INNOVATION, INC.)

By: [signature]

CONTACTOR (FORTUNE CAPITAL MANAGEMENT)

[signature]
Stanley Ross

Page 4
AGREEMENT FOR STRATEGIC CONSULTING SERVICES
Online Innovation Inc. – Fortune Capital Management Nov. 1, 2005